Exhibit 99.1

Chicago Atlantic Real Estate Finance Announces Second Quarter 2025 Financial Results

Extends Revolving Credit Facility Maturity to 2028

CHICAGO— (August 7, 2025) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial mortgage real estate investment trust, today announced its results for the quarter ended June 30, 2025.

Peter Sack, Co-Chief Executive Officer, noted, “As our second quarter results demonstrate, we are managing our loan portfolio with a disciplined focus on solid consumer and product-focused cannabis operators in limited-license states. We have backed strong management teams who are pursuing growth opportunities that meet our stringent criteria. With a pipeline of approximately $650 million of cannabis opportunities, we remain the largest capital provider to the industry. Our outlook for the second half of the year includes capitalizing on a number of opportunities in this pipeline that will enable us to redeploy recent repayments and utilize our extended revolving credit facility.”

The Company also announced that on August 5, 2025, Chicago Atlantic Lincoln, LLC (“CAL”), a wholly-owned financing subsidiary of the Company, amended its secured revolving credit facility (the “Revolving Loan”) to extend the contractual maturity for an additional two-year period, from June 30, 2026, to June 30, 2028. The Company retained its option to extend the term of the Revolving Loan for an additional one-year period, provided no events of default exist and the Company provides 365 days’ notice of the extension. No other material terms of the Revolving Loan were modified as a result of the execution of the August 2025 Amendment.

Results of Operations

	For the three months ended
	June 30, 2025		March 31, 2025		June 30, 2024
	Amount	Per Share	Amount	Per Share	Amount	Per Share
OPERATING RESULTS
Net interest income	$14,424,987	$0.67	$13,041,933	$0.61	$13,183,499	$0.66
Total expenses before provision for expected	$4,565,322	$0.21	$4,073,897	$0.19	$4,274,897	$0.21
Net income – diluted	$8,877,375	$0.41	$10,041,312	$0.47	$9,184,073	$0.46
(Benefit) provision for current expected credit	$1,147,290	$0.05	$(1,073,276)	$(0.05)	$(275,471)	$(0.01)
Distributable earnings – diluted	$10,850,941	$0.51	$9,727,657	$0.46	$9,927,528	$0.50
Diluted weighted average shares of common stock	21,487,106	-	21,264,891	-	19,890,376	-
Regular dividends declared	-	$0.47		$0.47		$0.47

PORTFOLIO PERFORMANCE
Total loan principal outstanding	$421,918,148		$407,011,816		$383,281,127
Portfolio companies	30		30		31
Unfunded commitments	$16,595,000		$19,795,000		$6,000,000
Weighted average yield to maturity	16.8%		16.9%		18.7%
Aggregate variable interest rate loan portfolio	59.3%		58.5%		76.4%
Book value per share	$14.71		$14.87		$14.92
Debt/equity ratio	38.8%		28.0%		26.2%

Subsequent Portfolio Activity

●	During the subsequent period from July 1, 2025, to August 7, 2025, the Company received unscheduled principal repayments totaling approximately $56.8 million, relating to the full prepayment of six credit facilities. In connection with these prepayments, the Company received and recognized approximately $1.0 million in prepayment fees.

Capital Activity

●	As of June 30, 2025, the Company had approximately $121.2 million of total leverage, comprised of $71.2 million drawn on the Revolving Loan and $50.0 million of Notes Payable due 2028.

●	As of August 7, 2025, the Company has $97.6 million available on its secured revolving credit facility, and total liquidity, net of estimated liabilities, of approximately $94.0 million.

2025 Outlook

Chicago Atlantic affirmed its outlook previously issued on March 12, 2025.

Conference Call and Quarterly Earnings Supplemental Details

Chicago Atlantic will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (833) 630-1956 (international callers: 412-317-1837). The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at www.refi.reit. The online replay will be available approximately one hour after the end of the call and archived for one year.

Chicago Atlantic posted its Second Quarter 2025 Earnings Supplemental on the Investor Relations page of its website. Chicago Atlantic routinely posts important information for investors on its website, www.refi.reit. The Company intends to use this website as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. The Company encourages investors, analysts, the media and others interested in Chicago Atlantic to monitor the Investor Relations page of its website, in addition to following its press releases, SEC filings, publicly available earnings calls, presentations, webcasts and other information posted from time to time on the website. Please visit the IR Resources section of the website to sign up for email notifications.

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading commercial mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States. REFI is part of the Chicago Atlantic platform, which has offices in Chicago, Miami, New York, and London and has closed over $2.8 billion in credit and equity investments to date.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward- looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Tripp Sullivan

SCR Partners

IR@REFI.reit

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(unaudited)
Assets
Loans held for investment	$373,990,760	$364,238,847
Loans held for investment - related party (Note 8)	39,984,724	38,238,199
Loans held for investment, at carrying value	413,975,484	402,477,046
Current expected credit loss reserve	(4,421,348)	(4,346,869)
Loans held for investment at carrying value, net	409,554,136	398,130,177
Loans, at fair value - related party (amortized cost of $5,500,000 and $5,500,000, respectively)	5,500,000	5,335,000
Cash and cash equivalents	35,562,084	26,400,448
Other receivables and assets, net	422,999	459,187
Interest receivable	3,295,906	1,453,823
Related party receivables	879,200	3,370,339
Total Assets	$455,214,325	$435,148,974

Liabilities
Revolving loan	$71,200,000	55,000,000
Notes payable, net	49,215,015	49,096,250
Dividend payable	9,905,074	13,605,153
Related party payables	1,872,082	2,043,403
Management and incentive fees payable	1,932,957	2,863,158
Accounts payable and other liabilities	1,355,598	2,285,035
Interest reserve	243,435	1,297,878
Payable for investment purchased	9,461,774	-
Total Liabilities	145,185,935	126,190,877
Commitments and contingencies (Note 9)

Stockholders’ equity
Common stock, par value $0.01 per share, 100,000,000 shares authorized and 21,074,625 and 20,829,228 shares issued and outstanding, respectively	210,746	208,292
Additional paid-in-capital	321,366,160	318,886,768
Accumulated deficit	(11,548,516)	(10,136,963)
Total stockholders’ equity	310,028,390	308,958,097

Total liabilities and stockholders’ equity	$455,214,325	$435,148,974

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Revenues
Interest income	$16,502,035	$15,022,431	$31,609,350	$30,366,098
Interest expense	(2,077,048)	(1,838,932)	(4,142,430)	(3,942,982)
Net interest income	14,424,987	13,183,499	27,466,920	26,423,116

Expenses
Management and incentive fees, net	1,932,957	1,774,880	3,668,490	3,529,621
General and administrative expense	1,271,124	1,254,535	2,467,231	2,644,802
Professional fees	480,113	409,149	973,059	859,007
Stock based compensation	881,128	836,333	1,530,440	1,367,626
Provision (benefit) for current expected credit losses	1,147,290	(275,471)	74,014	104,808
Total expenses	5,712,612	3,999,426	8,713,234	8,505,864
Change in unrealized gain (loss) on investments	165,000	-	165,000	(75,604)
Realized gain on debt securities, at fair value	-	-	-	72,428
Net Income before income taxes	8,877,375	9,184,073	18,918,686	17,914,076
Income tax expense	-	-	-	-
Net Income	$8,877,375	$9,184,073	$18,918,686	$17,914,076

Earnings per common share:
Basic earnings per common share	$0.42	$0.47	$0.90	$0.95
Diluted earnings per common share	$0.41	$0.46	$0.89	$0.93

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding	21,002,787	19,378,445	20,931,025	18,826,182
Diluted weighted average shares of common stock outstanding	21,487,106	19,890,376	21,376,645	19,265,434

Distributable Earnings

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings to evaluate our performance. Distributable Earnings is a measure that is not prepared in accordance with GAAP. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We believe providing Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

In our Annual Report on Form 10-K, we defined Distributable Earnings so that, in addition to the exclusions noted above, the term also excluded from net income Incentive Compensation paid to our Manager. We believe that revising the term Distributable Earnings so that it is presented net of Incentive Compensation, while not a direct measure of net taxable income, over time, can be considered a more useful indicator of our ability to pay dividends. This adjustment to the calculation of Distributable Earnings has no impact on period-to-period comparisons. Distributable Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings may not be comparable to similar measures presented by other REITs.

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net Income	$8,877,375	$9,184,073	$18,918,686	$17,914,076
Adjustments to net income
Stock based compensation	881,128	836,333	1,530,440	1,367,626
Amortization of debt issuance costs	110,148	182,593	220,458	182,593
Provision (benefit) for current expected credit losses	1,147,290	(275,471)	74,014	104,808
Change in unrealized gain (loss) on investments	(165,000)	-	(165,000)	75,604
Distributable Earnings	$10,850,941	$9,927,528	$20,578,598	$19,644,707
Basic weighted average shares of common stock outstanding (in shares)	21,002,787	19,378,445	20,931,025	18,826,182
Basic Distributable Earnings per Weighted Average Share	$0.52	$0.51	$0.98	$1.04
Diluted weighted average shares of common stock outstanding (in shares)	21,487,106	19,890,376	21,376,645	19,265,434
Diluted Distributable Earnings per Weighted Average Share	$0.51	$0.50	$0.96	$1.02

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